Exhibit 99.1

NOVA LIFESTYLE, INC. REPORTS 2011 FISCAL YEAR RESULTS – SALES UP 50%, NET INCOME UP 28%

CALIFORNIA, April 2, 2012 /PRNewswire/ -- Nova LifeStyle, Inc. (“Nova” or “Nova LifeStyle”) (OTCBB: STVS; website: www.novalifestyle.com), an innovative global designer and modern lifestyle furniture company headquartered in California, today announced its financial results for the year ended December 31, 2011, as reported on its annual report on Form 10-K filed on March 30, 2012.

2011 HIGHLIGHTS

-	Net sales of $43.16 million, an increase of 50% year-over-year
-	Gross profit increased 60% to $12.11 million
-	Net income of $5.37 million, an increase of 28% year-over-year
-	Acquired Diamond Sofa (www.diamondsofa.com), an urban contemporary national furniture brand sold to major U.S. furniture companies
-	2012 Guidance: Anticipate net sales of between $50 million and $58 million and net income of between $7 million and $8 million from organic growth

	Year Ended December 31, 2011	Year Ended December 31, 2010	YoY% Change
Net sales	$43,162,026	$28,818,982	50%
Gross profit	$12,113,074	$7,576,958	60%
Gross profit margin	28%	26%
Income from operations	$6,939,676	$5,266,672	32%
Operating margin	16%	18%
Net income	$5,365,165	$4,203,009	28%
Net income margin	12%	15%
Diluted EPS	$0.37	$0.43	(14)%

MANAGEMENT COMMENTS

Tawny Lam, President of Nova LifeStyle, commented: “We are pleased with our strong growth and performance in 2011. Our acquisition of Diamond Sofa, a well-recognized brand in the U.S. with a niche in the urban contemporary furniture market, provides us with a strong distribution channel to the top 100 U.S. furniture companies. We look forward to expanding our e-commerce business and continuing to market our Nova-branded products to the international markets. Our strong sales and net income growth demonstrate consumers’ appetite for our modern contemporary products. We look forward to continuing our path of strong sales and earnings growth in 2012.”

NET SALES

Net sales in 2011 were $43.16 million, an increase of 50% from $28.82 million in 2010. The increase in net sales resulted primarily from a 19% increase in sales volume in 2011 and our acquisition of the Diamond Sofa brand in August 2011, which contributed $6.22 million in additional sales for the year. Our largest selling product categories in 2011 were sofas, dining tables and chairs, which accounted for approximately 22%, 17% and 15% of sales, respectively. Sales to international markets increased $12.37 million in 2011 compared to 2010 principally as a result of increased sales in North America. We believe that we can continue to expand our sales in the U.S. and international markets as we integrate the Diamond Sofa brand and increase direct sales as we expand and explore new markets worldwide. Overall sales to China also increased 24% to $10.32 million in 2011 compared to $8.35 million in 2010. Sales from franchisees selling Nova-branded products in China contributed approximately $5.51 million, constituting 53% of total China sales during 2011, compared to $1.69 million or 20% in 2010. We anticipate increasing sales volume in China as our franchise store network continues to expand and we introduce new lines of branded products in 2012.

GROSS PROFIT

Gross profit increased 60% to $12.11 million in 2011. Gross profit margin increased to 28% in 2011 from 26% in the same period last year, primarily as a result of increased sales volume and overall average selling price, and changes in our sales and marketing strategy to expand in the U.S. and China markets. Management believes that gross profit margin will stabilize at approximately 30% going forward as our product mix broadens, sales volume increases and we adjust pricing based on rising raw material costs.

OPERATING EXPENSES

Operating expenses, consisting of selling, general and administrative expenses, were $5.17 million in 2011, an increase of 124% compared to 2010, as expected. Selling expense increased as we continued expanding in the China retail market by hiring additional sales staff and increasing advertising and promotional marketing. General and administration expense increased because of costs associated with workforce expansion in China and expense related to our acquisitions in 2011 of Nova Furniture and the Diamond Sofa brand.

NET INCOME

Net income was $5.37 million in 2011, an increase of 28% year-over-year. Net profit margin was 12%, a decrease of 3% from the 2010 period due primarily to increased sales and gross profit margin, but offset by increased operating expenses.

ABOUT NOVA LIFESTYLE, INC.

Nova LifeStyle, Inc., a U.S. company headquartered in California, is an innovative designer and modern lifestyle furniture company. Nova’s products are made in the U.S. and Asia and marketed worldwide. Nova’s collections of lifestyle furniture brands include Diamond Sofa (www.diamondsofa.com), Colorful World, Giorgio Mobili and others. Nova’s products feature urban contemporary styles with comfort and functionality in matching furniture collections and upscale luxury designs appealing to lifestyle-conscious middle and upper middle-income consumers. To learn more about Nova LifeStyle, Inc., please visit www.novalifestyle.com.

SAFE HARBOR STATEMENT

All statements in this press release that are not historical are forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company’s expectations. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Nova’s current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Nova’s filings with the Securities and Exchange Commission.

CORPORATE CONTACT:
Tawny Lam
President, Nova LifeStyle, Inc.
Tel: (323) 888-9999
Email: info@novalifestyle.com
www.novalifestyle.com
www.diamondsofa.com

NOVA LIFESTYLE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2011 AND 2010

	2011	2010

Assets

Current Assets
Cash and cash equivalents	$2,505,179	$985,004
Accounts receivable	18,974,612	5,921,872
Accounts receivable - related party	28,289	565,170
Due from factor	203,351	--
Advance to suppliers	349,767	326,010
Inventory	1,848,081	1,017,704
Prepaid expenses and other receivable	113,853	126,394
Deferred tax asset	156,974	115,237

Total Current Assets	24,180,106	9,057,391

Noncurrent Assets
Heritage and cultural assets	128,687	--
Plant, property and equipment, net	8,721,186	8,192,937
Construction in progress	91,466	75,498
Construction deposit	634,830	--
Goodwill	218,606	--
Intangible assets, net	724,465	471,812
Deferred tax asset	118,144	--

Total Noncurrent Assets	10,637,384	8,740,247

Total Assets	$34,817,490	$17,797,638

NOVA LIFESTYLE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (CONTINUED)
DECEMBER 31, 2011 AND 2010

	2011	2010

Liabilities and Stockholders' Equity

Current Liabilities
Accounts payable	$6,758,058	$1,160,634
Advance from customers	91,021	25,016
Accrued liabilities and other payables	834,128	1,065,421
Taxes payable	198,984	197,785
Due to related party	--	197,776

Total Current Liabilities	7,882,191	2,646,632

Noncurrent Liabilities
Deferred rent payable	58,949	43,169
Deferred tax liability, net	--	1,274
Income tax payable	4,016,266	2,368,795

Total Noncurrent Liabilities	4,075,215	2,413,238

Total Liabilities	11,957,406	5,059,870

Contingencies and Commitments

Stockholders' Equity

Common stock, $0.001 par value; 75,000,000 shares authorized, 17,898,267 and 9,685,000 shares issued and outstanding as of December 31, 2011 and 2010, respectively	17,898	9,685
Additional paid-in capital	17,074,535	10,902,815
Subscription receivable	(1,950,000)	--
Statutory reserves	6,241	6,241
Accumulated other comprehensive income	2,138,974	1,611,756
Retained earnings	5,572,436	207,271

Total Stockholders' Equity	22,860,084	12,737,768

Total Liabilities and Stockholders' Equity	$34,817,490	$17,797,638

NOVA LIFESTYLE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Years Ended December 31,
	2011	2010

Net Sales (Including sales to related parties of $902,638 and $1,491,875 during the years ended December 31, 2011 and 2010, respectively)	$43,162,026	$28,818,982

Cost of Sales	31,048,952	21,242,024

Gross Profit	12,113,074	7,576,958

Operating Expenses
Selling expenses	1,865,086	959,673
General and administrative expenses	3,308,312	1,205,881
Loss on disposal of plant, property and equipment	--	144,732

Total Operating Expenses	5,173,398	2,310,286

Income From Operations	6,939,676	5,266,672

Other Income (Expenses)
Non-operating income	52,043	57,844
Foreign exchange transaction loss	(90,609)	(66,419)
Interest income	1,402	2,549
Financial expense	(76,836)	(22,556)

Total Other Expenses, Net	(114,000)	(28,582)

Income Before Income Tax	6,825,676	5,238,090

Income Tax Expense	1,460,511	1,035,081

Net Income	5,365,165	4,203,009

Other Comprehensive Income
Foreign currency translation	527,218	294,871

Comprehensive Income	$5,892,383	$4,497,880

Basic weighted average shares outstanding	14,506,915	9,685,000
Diluted weighted average shares outstanding	14,697,206	9,685,000

Basic net earnings per share	$0.37	$0.43
Diluted net earnings per share	$0.37	$0.43

NOVA LIFESTYLE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

	2011	2010

Cash Flows From Operating Activities
Net Income	$5,365,165	$4,203,009
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	663,031	374,123
Loss on fixed assets disposal	--	144,732
Changes in deferred tax	(172,474)	(42,407)
Changes in operating assets and liabilities:
Accounts receivable	(11,784,975)	(2,448,235)
Accounts receivable - related party	536,881	80,336
Advance to suppliers	(13,609)	(156,830)
Inventory	4,383	1,322,444
Note receivable	--	16,763
Other current assets	18,365	45,123
Accounts payable	3,754,075	149,571
Advance from customers	65,266	(96,590)
Accrued expenses and other payables	(412,246)	304,174
Deferred rent payable	13,243	4,049
Taxes payable	1,497,129	995,422

Net Cash (Used in) Provided by Operating Activities	(465,766)	4,895,684

Cash Flows From Investing Activities
Deposit on factory construction	(619,310)	--
Cash received from acquired Diamond Bar Outdoors, Inc.	141,231	--
Acquisition of Diamond Bar Outdoors, Inc.	(450,000)	--
Acquisition of intangible assets	(200,000)	--
Purchase of heritage and cultural assets	(125,541)	--
Purchase of property and equipment	(589,185)	(4,742,229)
Cash paid for construction in progress	(11,840)	--

Net Cash Used in Investing Activities	(1,854,645)	(4,742,229)

Cash Flows From Financing Activities
Advance to related parties	(1,560,085)	--
Repayment from related parties	1,357,289	332,373
Proceeds from subscription receivable	450,000	--
Proceeds from private placement, net	3,859,933	--
Payment for note payable	(80,000)	--
Due from factor	(203,351)	--
Contribution by cash	--	500,000
Dividend paid	--	(2,172,590)

Net Cash Provided by (Used in) Financing Activities	$3,823,786	$(1,340,217)

NOVA LIFESTYLE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

	2011	2010

Effect of Exchange Rate Changes on
Cash and Cash Equivalents	$16,800	$(500)

Net increase (decrease) in cash and cash equivalents	1,520,175	(1,187,262)

Cash and cash equivalents, beginning of year	985,004	2,172,266

Cash and cash equivalents, end of year	$2,505,179	$985,004

Supplemental Disclosure of Cash Flow Information

Cash paid during the period for:
Income tax payments	$126,702	$78,936

Supplemental Disclosure of Non-Cash Financing Activities

Subscription receivable from sales of common stock	$2,400,000	$--
Transfer from construction in progress to fixed assets	$--	$527,839